Exhibit 12


                 THE STANLEY WORKS AND SUBSIDIARIES
              COMPUTATION OF EARNINGS TO FIXED CHARGES
                       (in Millions of Dollars)


                                           SECOND QUARTER    SIX MONTHS
                                            1996    1995    1996    1995



 Earnings before income taxes               $57.5   $50.8  $104.5   $97.1

 Add:
      Portion of rents representative of
         interest factor                      3.4     3.3     6.7     6.6
      Interest expense                        6.8     9.2    14.3    18.0
      Amortization on expense on
         long-term debt                       0.1     0.1     0.1     0.1
      Amortization of capitalized interest    0.1     0.1     0.2     0.3
                                            -----   -----   -----   -----
 Income as adjusted                         $67.9   $63.5  $125.8  $122.1
                                            =====   =====   =====   =====
 Fixed charges:
      Interest expense                       $6.8    $9.2   $14.3   $18.0
      Amortization on expense on
         long-term debt                       0.1     0.1     0.1     0.1
      Capitalized Interest                    0.1             0.1
      Portion of rents representative of
         interest factor                      3.4     3.3     6.7     6.6
                                            -----   -----   -----   -----
 Fixed charges                              $10.4   $12.6   $21.2   $24.7
                                            =====   =====   =====   =====
 Ratio of earnings to fixed charges          6.53    5.04    5.93    4.94
                                            =====   =====   =====   =====